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                                                                   EXHIBIT 10.22

                                REAL ESTATE LEASE
                           (MULTIPLE TENANT BUILDING)

ARTICLE ONE:      BASIC TERMS

         This Article One contains the Basic Terms of this Lease Agreement between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

         Section 1.01 DATE OF LEASE: September 12, 2000.

         Section 1.02 LANDLORD: LM Venture, LLC, a Delaware limited liability company having its principal place of business at 600 Grant St., Suite 620, Denver, CO 80203, as further described in Section 13.01(a).

         Section 1.03 TENANT: Emulex Corporation, a California corporation having its principal place of business at 3535 Harbor Boulevard, Costa Mesa, CA 92626.

         Section 1.04 PREMISES: The Premises consist of approximately 10,000 rentable square feet of space as delineated on the preliminary site plan attached hereto as Exhibit A (the "Site Plan") in a multi-tenant building (the "Building") to be known as 1921 Corporate Center Circle in Longmont, Boulder County, Colorado, located on certain real property more particularly described on Exhibit B attached hereto (the "Property"). The actual measurement of such rentable square feet shall be determined exactly by Landlord's architect using industry standard methods and shall be measured from the outside surface of outside walls to the center of any demising walls. The Building is the second of several buildings to be constructed on the Property and certain adjacent property owned by Landlord (the "Project"), with the first two of such buildings containing approximately 185,000 square feet in the aggregate.

         Section 1.05 LEASE TERM: Five (5) years beginning on the Commencement Date (as defined in Section 2.03 below), subject to the right of Tenant to extend the term as set forth in Section 2.01 below.

         Section 1.06 PERMITTED USES: General office and administrative purposes, manufacturing, assembly and distribution of products.

         Section 1.07 TENANT'S GUARANTOR: None.

         Section 1.08 BROKERS: Grubb and Ellis Company (Norm Blum), representing Landlord, and Prudential LTM Realtors (Tim Hill), representing Tenant.

         Section 1.09 COMMISSIONS: Six percent (6%) of the total net rent for the primary term, which commission shall be split equally between Landlord's broker and Tenant's broker.

         Section 1.10 INITIAL SECURITY DEPOSIT: None.

         Section 1.11 VEHICLE PARKING SPACES ALLOCATED TO TENANT: None assigned.

         Section 1.12 RENT AND OTHER CHARGES PAYABLE BY TENANT: Tenant shall pay to Landlord monthly Base Rent in a variable amount based on the following annual per-square-foot rental rates for the

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Premises: $12.00 for the first year of the Lease Term; $12.36 for the second year of the Lease Term; $12.73 for the third year of the Lease Term; $13.11 for the fourth year of the Lease Term; and $13.50 for the fifth year of the Lease Term. Tenant shall also pay Tenant's Portion of Real Property Taxes (see Section 4.02), Utilities (see Section 4.03), Insurance Premiums (see Section 4.04), Common Area Expenses (see Section 4.05), Impounds for Insurance Premiums and Property Taxes (see Section 4.08), and Maintenance, Repairs and Alterations (see Article Six). Tenant's Portion of any particular item of expense which is separately attributable to the Premises (such as metered utilities) will be 100%. As used herein, the term "Tenant's Portion" shall mean any item of expense which relates to the Property payable by Tenant, which shall initially be calculated based on the ratio obtained by dividing the leasable area of the Premises by the leasable area of the first two buildings. After completion of other buildings in the Project from time to time, Tenant's Portion of any such expense shall be calculated based on the ratio obtained by dividing the leasable area of the Premises by the leasable area of all such completed buildings. For purposes of this calculation, leasable areas shall be determined by Landlord's architect and shall be measured from the outside surface of outside walls to the center of any demising walls.

         Section 1.13 RIDERS: The following Riders are attached to and made a part of this Lease: Exhibit A (Preliminary Site Plan, including delineation of Premises); Exhibit B (Legal Description); Exhibit C (Landlord's Work).

ARTICLE TWO:      LEASE TERM; CONSTRUCTION OBLIGATIONS.

         Section 2.01 LEASE OF PROPERTY FOR LEASE TERM; OPTION TO EXTEND. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord for the Lease Term specified in Section 1.05 above. In addition, Landlord hereby grants to Tenant the option ("Option") to extend the term of this Lease for one or two additional terms of five years each (an "Option Term"). The Option may only be exercised in the event that Tenant is not currently in default under any of the provisions of this Lease beyond applicable cure periods. In order to exercise an Option, Tenant must provide written notice of its exercise of the Option to Landlord (an "Extension Notice") at least six months prior to the expiration of the initial Lease Term (or previously extended Lease Term, if applicable). All terms and conditions of this Lease shall remain in full force and effect during the Option Term (if an Option is exercised by Tenant in accordance with this Section 2.01) except that Base Rent during the Option Term shall be increased as set forth in Section 3.02 below. In the event that Tenant fails to timely provide the Extension Notice, then Tenant's right to exercise the Option shall automatically terminate. After exercise of the second Option as set forth above, Tenant shall have no further right to extend the term of this Lease.

         Section 2.02 CONSTRUCTION OBLIGATIONS. Tenant or its architect, with the assistance of Landlord's architect, shall, within thirty (30) days after execution of this Lease, provide to Landlord a copy of an initial space plan for the Premises ("Tenant's Specifications"). Tenant's Specifications shall include all elements necessary for the design of the Tenant Improvements, as defined below, and be in sufficient detail to allow for preparation of the Premises Construction Documents. Landlord shall then instruct its architect to prepare a full set of documents for construction of the Premises in accordance with Tenant's Specifications (the "Premises Construction Documents"). Within a reasonable time after preparation of the Premises Construction Documents, Landlord shall complete construction of the Building and the Premises substantially as shown on the Site Plan in accordance with the Premises Construction Documents and Exhibit C ("Landlord's Work"). Tenant shall be responsible for payment of all costs relating to the design and construction of Tenant's interior finish of the Premises ("Tenant Improvements") beyond that set forth on Exhibit C (subject to the provisions of Section 2.04 below).

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         Section 2.03 SUBSTANTIAL COMPLETION; COMMENCEMENT DATE. The term
"Substantial Completion" as used herein shall mean that Landlord's Work is substantially complete (as confirmed in writing by Landlord or its architect), Tenant Improvements have been completed, and a temporary certificate of occupancy has been issued for the Premises by the necessary governmental authorities. Within ten (10) days after Substantial Completion, Landlord and Tenant shall agree on a final punchlist of items to be completed or repaired. Landlord's contractor shall complete or repair the items denoted on the punchlist within thirty (30) days thereafter. As used in this Lease, the term "Commencement Date" shall mean the date of Substantial Completion; provided, however, that to the extent that Substantial Completion is delayed by any failure of Tenant to meet the timelines for approval set forth in this Article II, the Commencement Date shall be the date that Substantial Completion would have been achieved absent such failure.

         Section 2.04 CONSTRUCTION ALLOWANCE.

                  (a) Landlord shall contribute an amount equal to $21.00 multiplied by the actual area of the Premises (the "Tenant Allowance") to cover costs associated with design and construction of Tenant Improvements in the Premises (including electrical and engineering costs beyond Landlord's Work described in Exhibit C and architectural costs beyond preparation of the initial space plan). Landlord shall prepare and submit to Tenant for its review and approval a budget consistent with local market costs for all Tenant Improvements and related items before work is commenced. If such budget reasonably reflects Tenant's Improvements and local market costs, Tenant shall approve such budget within seven (7) days after submission. If Tenant reasonably demonstrates deficiencies for either cause, Tenant and Landlord shall negotiate in good faith to resolve such deficiencies. Landlord shall use reasonable efforts in consultation with Tenant to maximize the efficiency and economy of construction of the Premises. When all Tenant Improvements have been completed and paid for, Landlord and Tenant shall compare the total expenditures for Tenant Improvements with the total amount of the Tenant Allowance. If such expenditures are less than the Tenant Allowance, Base Rent shall be reduced by the amount of such difference amortized over the initial Lease Term at the rate of 12% per annum. If such expenditures are in excess of the Tenant Allowance, Base Rent shall be increased by an amount equal to such excess costs (not exceeding $7.00 per square foot of the actual Premises) at the rate of 12% per annum ($.12 per square foot per dollar of excess costs). For example, if the total cost of Tenant Improvements is $24.00 per square foot, Base Rent for the first Lease Year shall be increased by $.36 to $12.36 per square foot, which would be increased at an annual rate of 3% to determine Base Rent for subsequent Lease Years.

                  (b) If, based on the approved budget, the cost of all Tenant Improvements will exceed $28.00 per square foot, the amount of the excess shall be divided by the total cost of Tenant Improvements to determine the portion ("Tenant's Percentage") which shall be the sole responsibility of Tenant. During the course of construction of the Tenant Improvements, Tenant shall pay to Landlord, within 10 days after receipt of a statement of the cost of the Tenant Improvements during any month, an amount equal to Tenant's Percentage of such monthly costs. When all Tenant Improvements have been completed and paid for, Landlord and Tenant shall reconcile the total expenditures for Tenant Improvements to the total amount of the Tenant Allowance. Tenant shall be solely responsible for promptly paying (or reimbursing Landlord for) all expenses for Tenant Improvements in excess of $28.00 per square foot.

         Section 2.05 HOLDING OVER. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all

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damages which Landlord incurs from Tenant's delay in vacating the Premises. If
Tenant does not vacate the Premises upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant's occupancy of the Premises shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by twenty-five percent (25%).

ARTICLE THREE:    BASE RENT

         Section 3.01 TIME AND MANNER OF PAYMENT. Tenant shall pay Base Rent to Landlord in the amount stated in Paragraph 1.12 (prorated for any partial month at the beginning or end of the Lease Term) on the Commencement Date and on the first day of each month thereafter during the Lease Term, in advance, without offset, deduction or prior demand. Base Rent shall be payable at Landlord's address or at such other place as Landlord may designate in writing.

         Section 3.02 BASE RENT DURING OPTION TERMS. Base Rent for each Option Term (if exercised) shall be based on the then-prevailing market rental rate for terms of like duration for space comparable to the Premises in the Longmont metropolitan area prevailing at the time such Option Term commences. Landlord shall determine such rate in good faith and advise Tenant in writing of its proposed Base Rent for an Option Term within thirty (30) days after receipt of the Extension Notice. In the event that Tenant disagrees with Landlord's determination, Tenant shall so notify Landlord in writing and the parties shall attempt in good faith to resolve the difference. In the event that the parties do not agree upon Base Rent for an Option Term within sixty (60) days after Landlord's receipt of the Extension Notice, the parties shall submit the issue to mediation by a sole mediator acceptable to both parties. The direct expenses of the mediation, including the compensation and expenses of the mediator, shall be borne equally by the parties.

ARTICLE FOUR:     OTHER CHARGES PAYABLE BY TENANT

         Section 4.01 ADDITIONAL RENT. All charges payable by Tenant under this Lease other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "Rent" shall mean Base Rent and Additional Rent.

         Section 4.02 PROPERTY TAXES.

                  (a) REAL PROPERTY TAXES. Tenant shall pay Tenant's Portion of all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed in the Premises by or for the benefit of Tenant) attributable to the Lease Term, as well as an equitable portion of the real property taxes assessed against Outlot A, CREEKSIDE BUSINESS PARK FILING NO. 1, which consists of open space and detention areas for the Property, as provided in Section 4.08 below. Landlord shall furnish Tenant with written evidence of annual payment of the real property taxes on the Property promptly after receipts are available, if requested by Tenant.

                  (b) DEFINITION OF "REAL PROPERTY TAX." "Real property tax" means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on Landlord's right to receive rent from the Property or against Landlord's business of leasing the Property, in lieu of ad valorem property tax; (iii) any tax or charge for fire protection, streets, sidewalks, road

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         maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any increase in taxes resulting from any reassessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord's interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax. "Real property tax" does not, however, include Landlord's federal or state income, franchise, inheritance or estate taxes.

                  (c) PERSONAL PROPERTY TAXES. Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant, and shall try to have personal property taxed separately from the Premises.

         Section 4.03 UTILITIES. Tenant shall pay directly to the appropriate supplier (or to Landlord on the basis of reasonable proration, as to any utilities not separately metered to the Premises by the supplier) the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises.

         Section 4.04 INSURANCE POLICIES.

                  (a) LIABILITY INSURANCE. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the use or occupancy of the Premises, specifically including Tenant's use of chemicals at the Premises. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be One Million Dollars ($1,000,000) per occurrence and shall be subject to reasonable periodic increases based upon inflation, increased liability awards, recommendation of Landlord's professional insurance advisors and other relevant factors, provided such periodic increases are not more than those amounts found in comparable buildings in the immediate area. The liability insurance obtained by Tenant under this Paragraph 4.04(a) shall (i) be primary and non-contributing, and (ii) contain cross-liability endorsements. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

                  (b) PROPERTY AND BUSINESS INTERRUPTION INSURANCE. During the Lease Term, Landlord shall maintain a policy of insurance covering loss of or damage to the Property in the full amount of its replacement value and including business interruption insurance in an amount sufficient to pay one year's rent from the Property plus estimated real property taxes and insurance premiums. Landlord and Landlord's mortgagee shall be named loss payee under such policy, as their interests may appear. This policy shall cover the fixtures, equipment and leasehold improvements in the Premises which are customarily insured as part of the realty (such as electric wiring and panels, lighting fixtures and HVAC ducts and equipment), but Tenant shall be solely responsible at its expense and under its management for separately insuring Tenant's movable tenant improvements, equipment and personal property located in the Premises. Such policy shall contain an Inflation Guard endorsement, shall not provide for any deductible amount greater than $10,000, and shall provide protection against all perils included within the classification of fire, extended coverage (including any perils arising from Tenant's use of chemicals at the Premises), vandalism, malicious mischief, special extended perils (all risk),

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         sprinkler leakage and any other perils which Landlord deems reasonably necessary (including flood and earthquake insurance, if required by any lender holding a security interest in the Property). Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

                  (c) PAYMENT OF PREMIUMS. Tenant shall pay its pro rata share of all premiums for the insurance policies covering loss or damage to the Property described in subsection 4.04(b) as provided in
         Section 4.08 below. Before the Commencement Date, Tenant shall deliver to Landlord a copy of each policy of insurance which Tenant is required to maintain under Section 4.04(a). At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord with a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under Section 4.04(a) is in full force and effect and containing such other information which Landlord reasonably requires.

                  (d) NOTICE OF CANCELLATION. Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord written notice of any cancellation or modification of coverage not less than ten (10) days prior to the effective date of change. If any insurance policy is cancelled on account of the business or activities of Tenant, Tenant shall immediately cease such activities or secure a replacement policy acceptable to Landlord.

                  (e) FAILURE TO OBTAIN OR CONFIRM COVERAGE. If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified during the Lease Term without Landlord's consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

                  (f) MINIMUM STANDARDS. Tenant shall maintain all insurance required under this Lease with companies holding a "General Policy Rating" of A-12 or better, as set forth in the most current issue of "Best Key Rating Guide." If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant's type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord's or Tenant's interests.

                  (g) WAIVER OF SUBROGATION. Tenant hereby waives any and all rights of recovery against Landlord, or against the officers, employees, agents or representatives of Landlord, for loss of or damage to property, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Landlord hereby waives any and all rights of recovery against Tenant, or against the officers, employees, agents, contractors, invitees, or representatives of Tenant, for loss of or damage to property, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

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         Section 4.05 COMMON AREAS; USE, MAINTENANCE AND COSTS.

                  (a) COMMON AREAS. As used in this Lease, "Common Areas" shall mean Outlot A, CREEKSIDE BUSINESS PARK FILING NO. 1, which consists of open space and detention areas for the Property, and all other all areas of Building and the rest of the Project which are available from time to time for the common use of (or otherwise benefit) tenants of the Building and which are not leased or held for the exclusive use of Tenant or other tenants, including without limitation parking areas, driveways, sidewalks, loading areas, access roads, corridors, all landscaped or planted areas (including open space and detention areas) and signs. Landlord may from time to time change the size, location, nature and use of any of the Common Areas, convert Common Areas to leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land and/or facilities, so long as such activities and changes do not materially impair Tenant's use of the Premises or the redefined Common Areas.

                  (b) USE OF COMMON AREAS. Tenant shall have the nonexclusive right (in common with other tenants and all others to whom Landlord has reasonably granted or may reasonably grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time (the "Rules and Regulations"). Tenant shall abide by the Rules and Regulations and shall use its best effort to cause others who use the Common Areas with Tenant's express or implied permission to abide by the Rules and Regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas which, in Landlord's judgment, are desirable to maintain the Property. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas, provided such closures or acts do not materially impair Tenant's use of the Premises and Common Areas.

                  (c) VEHICLE PARKING. Tenant's parking in the parking areas of the Property shall not be reserved, and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. There will be unreserved parking spaces available to Tenant at a ratio of 4:1. Temporary parking of delivery trucks and other large vehicles on the Property shall only be permitted as contemplated in the Site Plan and in accordance with the Rules and Regulations. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them.

                  (d) MAINTENANCE OF COMMON AREAS. Landlord shall maintain the Common Areas in good order, condition and repair, and shall operate the Property as a first-class office/warehouse/industrial real property. Tenant shall pay Tenant's Portion of all reasonable and necessary costs incurred by Landlord for the operation and maintenance of the Common Areas. Common Area costs include, without limitation, costs and expenses for the following: gardening and landscaping; utilities, water and storm sewer charges; maintenance of signs (other than tenant's signs); premiums for liability, property damage, fire and other types of casualty insurance on the Common Areas and worker's compensation insurance; all property taxes and assessments levied on or attributable to the Common Areas and all Common Area improvements; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing, painting, lighting,

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         cleaning, refuse removal, security and similar items; reserves for roof replacement and exterior painting and other appropriate reserves; and a reasonable allowance to Landlord or Landlord's agent (which may include Chandelle Development LLC, an affiliate of Landlord) for management and supervision of the Common Areas (not to exceed market rates for similar properties in the Longmont, Colorado, metropolitan area). Landlord may cause any or all of such services to be provided by third parties, and the cost of such services shall be included in Common Area costs.
         Common Area costs shall not include depreciation of real property which forms part of the Common Areas.

                  (e) PAYMENT OF COMMON AREA COSTS. Landlord shall estimate in advance all Common Area costs payable by Tenant hereunder for each calendar year during the term of this Lease, and shall provide statements of such estimated costs to Tenant annually (provided, however, that Landlord may adjust such estimates at any time based upon Landlord's experience and reasonable anticipation of costs). Tenant shall pay Tenant's annual pro rata share of all Common Area costs (prorated for any fractional month) in monthly installments concurrently with payment of Base Rent. Within ninety (90) days after the end of each calendar year of the Lease term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the actual Common Area costs paid or incurred by Landlord during the preceding calendar year and Tenant's Portion thereof. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant's Portion of such costs and expenses for such period.

         Section 4.06 LATE CHARGES. Tenant's failure to pay Rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any Rent payment within ten
(10) days after it becomes due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

         Section 4.07 INTEREST ON PAST DUE OBLIGATIONS. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

         Section 4.08 IMPOUNDS FOR INSURANCE PREMIUMS AND REAL PROPERTY TAXES. Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, exclusive of those premiums payable by Tenant under Section 4.04(a), together with each payment of Base Rent.

ARTICLE FIVE:     USE OF PROPERTY

         Section 5.01 PERMITTED USES. Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

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         Section 5.02 MANNER OF USE. Tenant shall not cause or permit the
Premises to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which interferes with the rights of owners or occupants of adjacent properties, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant's occupancy of the Premises and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Premises, including the Occupational Safety and Health Act and all laws and regulations regarding the use, storage and disposal of anything used in its manufacturing or otherwise.

         Section 5.03 HAZARDOUS MATERIALS. As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Notwithstanding the foregoing, materials commonly used as office supplies, including without limitation items such as printer toner, shall not be considered to be Hazardous Materials. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant's proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. Tenant shall bear no liability for any Hazardous Materials present or discovered on the Property prior to the commencement of this Lease.

         Section 5.04 SIGNS AND AUCTIONS. Tenant shall be entitled to install signage conforming to building standard guidelines on the outside of the Building near the main entrance to the Premises and to be identified on the Building monument sign, but shall not place any other signs on the Property without Landlord's prior written consent. Tenant shall not conduct or permit any auctions or sheriff's sales at the Property.

         Section 5.05 INDEMNITY. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from
(i) Tenant's use of the Premises, (ii) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any adjacent property resulting from the presence or use of Hazardous Material caused or permitted by Tenant,
(iii) any breach or default in the performance of Tenant's obligations under this Lease, (iv) any misrepresentation or breach of warranty by Tenant under this Lease, or (v) other acts or omissions of Tenant in violation of this Lease. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord. As a material part of the consideration to Landlord, Tenant hereby assumes all risk of damage to property or injury in the Premises to Tenant's employees, agents, contractors, or invitees arising from any cause unrelated to Landlord's responsibilities hereunder, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's negligence, willful misconduct, or breach of this Lease. For purposes of this
Section 5.05, the term "Tenant" shall include Tenant's employees, agents, assignees, and contractors, except to the extent such definition creates personal obligations or liabilities for such persons and/or entities.

         Section 5.06 LANDLORD'S ACCESS. Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors, or, during the last six (6) months of the Lease Term, to prospective lessees, to inspect and conduct tests in order to monitor Tenant's compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material, or for any other purpose Landlord deems necessary. Except in the case of an emergency, Landlord shall give Tenant prior notice of such entry and Tenant shall have the right, if it has reasonable suspicions, to approve who may tour or inspect the Premises, to designate an agent of Tenant to accompany Landlord on any inspection, or to devise reasonable procedures to ensure that no trade secrets or confidential information is being misappropriated or taken.

         Section 5.07 QUIET POSSESSION. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Lease Term, subject to the provisions of this Lease.

ARTICLE SIX:      CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

         Section 6.01 CONDITION OF PREMISES. Tenant understands and agrees that Tenant shall make its own inspection of and inquiry regarding the condition of the Premises upon Substantial Completion and shall accept the Premises in its condition at that time, subject to Landlord's obligation to have completed Landlord's Work in good and workmanlike manner and to complete all punch list items identified at that time. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Premises for Tenant's intended use.

         Section 6.02 EXEMPTION OF LANDLORD FROM LIABILITY. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, or Tenant's employees, invitees, or customers in or about the Property, whether such damage or injury is caused by or results from (i) fire, steam, electricity, water, gas or rain, (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause, or (iii) conditions arising in or about the Property, or from other sources or places. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section
6.02 shall not, however, exempt Landlord from liability for Landlord's negligence or willful misconduct, or breaches of its obligations under this Lease.

         Section 6.03 LANDLORD'S OBLIGATIONS. Except as provided in Article Seven (Damage and Destruction) and Article Eight (Condemnation), Landlord shall maintain in good condition and repair the foundations, exterior walls and roof of the Building (including painting the exterior surface of the exterior walls of the Building not more frequently than once every five years if necessary) and all components of electrical, mechanical, plumbing, heating and air conditioning systems and facilities located in the Building which are concealed or used in common by tenants of the Building. Landlord shall not be obligated to maintain or repair the windows, doors, plate glass or the interior surfaces of exterior walls of the Premises, or any HVAC system or other system which serves only the Premises. Landlord shall make repairs under this Section 6.03 within a reasonable time after receipt of written notice from Tenant of the need for such repairs. Tenant shall pay or reimburse Landlord for all reasonable costs Landlord incurs under this Section 6.03 as Common Area costs as provided in
Section 4.05 above. Tenant waives the benefit of any statute in effect now or in the future which might give Tenant the right to make repairs at Landlord's expense.

         Section 6.04 TENANT'S OBLIGATIONS.

                  (a) Except as provided in Section 6.03, Article Seven (Damage and Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Premises in good order, condition and repair (including interior repainting and refinishing, as needed). If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or systems or equipment in the Premises, and any capital replacement required shall be amortized over its useful life. Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Premises which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

                  (b) Tenant shall fulfill all of Tenant's obligations under this Section 6.04 at Tenant's sole expense. If Tenant fails to maintain, repair or replace the Premises as required by this Section 6.04, Landlord may, upon ten (10) days prior written notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all reasonable costs incurred in performing such maintenance or repair immediately upon demand.

         Section 6.05 ALTERATIONS, ADDITIONS AND IMPROVEMENTS.

                  (a) Tenant shall not make any alterations, additions or improvements to the Premises without Landlord's prior written consent, except for non-structural alterations which do not exceed Twenty Thousand Dollars ($20,000) in cost annually and which are not visible from the outside of the Building. Landlord may require Tenant to provide lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions or improvements constructed in violation of this Paragraph 6.05(a) upon Landlord's written request. All alterations, additions and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans.

                  (b) Tenant shall pay when due all valid claims for labor and material furnished to the Premises. Tenant shall give Landlord at least twenty (20) days' prior written notice of the commencement of any work on the Premises, regardless of whether Landlord's consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Premises. In the event that any lien or notice of lien is recorded against the Property as a result of any work performed by or at the request of Tenant, Tenant shall, within thirty
         (30) days thereafter, cause such lien or notice of lien to be released of record; provided, however, that Tenant shall have the right to contest such lien or notice of lien by appropriate proceedings if Tenant establishes a bond or other customary security in favor of Landlord within such time.

                  (c) Upon termination of this Lease, Tenant shall not have the right to remove any equipment or fixtures installed at the Property unless, prior to installation of any such equipment or fixtures, Tenant shall notify Landlord in writing of such installation and of Tenant's intent to retain ownership of such equipment or fixtures and Landlord agrees in writing that such equipment may be installed at the Premises and shall remain the property of Tenant. Any such equipment or fixtures so installed at the Premises with the written agreement of Landlord shall be considered to be "Tenant's Equipment" for purposes of Section 6.06 below.

         Section 6.06 CONDITION UPON TERMINATION. Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements prior to the expiration of the Lease and to restore the Premises to its prior condition, all at Tenant's expense, provided that Landlord notifies Tenant at the time of Landlord's consent to such alterations, additions, or improvements that they must be removed upon termination of the Lease. All alterations, additions and improvements which Landlord has not, at the time of approval, required Tenant to remove shall be Landlord's property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant's Equipment which can be removed without material damage to the Premises. Tenant shall repair, at Tenant's expense, any damage to the Premises caused by the removal of any of Tenant's Equipment. In no event shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord's property) without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners (except supplemental HVAC equipment not included in the Premises Construction Documents that has been installed in the Premises and paid for by Tenant) or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

ARTICLE SEVEN:    DAMAGE OR DESTRUCTION

         Section 7.01 PARTIAL DAMAGE TO PREMISES.

                  (a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises. If the Premises is only partially damaged (that is, less than thirty three percent (33%) of the Premises is untenantable as a result of such damage or less than thirty three percent (33%) of Tenant's operations are materially impaired) and can be repaired within six months, and if insurance proceeds are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage to the Premises (including Tenant's fixtures, equipment and improvements, to the extent of available insurance proceeds) as soon as reasonably possible.

                  (b) If the insurance proceeds are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Paragraph 4.04(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall (subject to the terms of this Lease) pay Landlord the "deductible amount" (if any) under Tenant's insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant's employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord.

                  (c) If the damage to the Premises occurs during the last six (6) months of the Lease Term or any Option Term and such damage will require more than sixty (60) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage.

         Section 7.02 SUBSTANTIAL OR TOTAL DESTRUCTION. If the Property is substantially or totally destroyed by any cause whatsoever, or if damage to the Premises is greater than partial damage as described in Section 7.01, this Lease shall terminate as of the date the destruction occurred, regardless of whether Landlord receives any insurance proceeds. Notwithstanding the preceding sentence, if the Property can be rebuilt within six months after the date of destruction, Landlord may elect to rebuild the Property at no expense to Tenant, the parties may agree that this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord's sole expense, except that if the destruction was caused by an unpermitted act or omission of Tenant under this Lease, or Tenant's employees, agents, contractors or invitees, Tenant shall pay Landlord the difference between the actual cost of repair and any insurance proceeds received by Landlord.

         Section 7.03 TEMPORARY REDUCTION OF RENT. If the Premises are destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Seven, Base Rent and Additional Rent shall be equitably abated, as of the date of the casualty, based on the extent to which the Premises are unusable by Tenant. Tenant shall not be entitled to any compensation, reduction or reimbursement from Landlord as a result of any damage, destruction, repair or restoration of or to the Premises.

         Section 7.04 WAIVER. Tenant waives the protection of any statute, code or judicial provision which grants a tenant the right to terminate a lease in the event of a substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction of the Property.

ARTICLE EIGHT:    CONDEMNATION

         If all or any portion of the Premises is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the Premises is taken or such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or, in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Rent shall be reduced in proportion to the reduction (if any) in the floor area of the Premises. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant's trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Premises or the remainder of the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's expense.

ARTICLE NINE:     ASSIGNMENT AND SUBLETTING

         Section 9.01 LANDLORD'S CONSENT REQUIRED. No portion of the Premises or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void.

         Section 9.02 TENANT AFFILIATE. Tenant may assign this Lease or sublease the Premises, without Landlord's consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant ("Tenant's Affiliate"). In such case, any Tenant's Affiliate shall assume in writing all of Tenant's obligations under this Lease.

         Section 9.03 NO RELEASE OF TENANT. No transfer permitted by this Article Nine, whether with or without Landlord's consent, shall release Tenant or change Tenant's primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee.

         Section 9.04 OFFER TO TERMINATE. If Tenant desires to assign the Lease or sublease the Premises, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.

         Section 9.05 LANDLORD'S CONSENT. Tenant's request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (such as the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee and the proposed use of the Premises; (ii) the net worth and financial reputation of the proposed assignee; and (iii) Tenant's compliance with all of its obligations under the Lease. If Landlord objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign) all or a portion of the Premises to the proposed transferee, but only on the other terms of the proposed transfer.

         Section 9.06 NO MERGER. No merger shall result from Tenant's sublease of the Premises under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all sub-tenancies or succeed to the interest of Tenant as sub-landlord under any or all sub-tenancies.

ARTICLE TEN:      DEFAULTS; REMEDIES

         Section 10.01 COVENANTS AND CONDITIONS. Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

         Section 10.02 DEFAULTS. Tenant shall be in material default under this
Lease:

                  (a) if Tenant fails to pay Base Rent within ten days after receipt of written notice from Landlord that payment is due hereunder, or fails to pay any Additional Rent hereunder within ten
         (10) days after written notice from Landlord that such payment is due;

                  (b) if Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord (provided, however, that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the 30-day period and thereafter diligently pursues its completion); or

                  (c) if (i) Tenant makes a general assignment or general arrangement for the benefit of creditors, (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days, (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in the Lease and possession is not restored to Tenant within thirty (30) days, or (iv) substantially all of Tenant's assets located at the Premises or of Tenant's interest in the Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days.

Any notice required by this Section 10.02 is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

         Section 10.03 REMEDIES. On the occurrence of any material uncured default by Tenant, Landlord may take any of the following actions at any time thereafter, with notice and without limiting Landlord in the exercise of any right or remedy which Landlord may have.

                  (a) Landlord may terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease, at Landlord's option and election, shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent and all Additional Rent and other charges which Landlord has earned at the time of the termination, (ii) the worth at the time of the award of the amount by which the unpaid Base Rent and all Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceed the amount of such rental loss that Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent and all Additional Rent and other charges which Tenant would have paid for the balance of the Lease Term after the time of the award exceeds the amount of such rental loss that Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of ten percent (10%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

                  (b) Landlord may maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due.

                  (c) Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

If Tenant has performed a material default beyond any cure periods and has abandoned the Premises, Landlord shall have the option of retaking possession of the Premises and recovering from Tenant the amount specified in subparagraph (a) above, or proceeding under subparagraph (b) above. All rights and remedies provided to Landlord hereunder are cumulative with all other rights and remedies provided hereunder or otherwise available at law or in equity, and Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

         Section 10.04 AUTOMATIC TERMINATION. At Landlord's election, this Lease shall terminate on the occurrence of any act to terminate the Lease as provided in Section 10.03 hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Landlord's damages for default shall include all costs and fees, including reasonable attorneys' fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord's right to possession of the Premises. All such damages suffered (apart from Base Rent and Additional Rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

         Section 10.05 CUMULATIVE REMEDIES. Landlord's exercise of any right or remedy hereunder shall not preclude it from exercising any other available right or remedy.

ARTICLE ELEVEN:   PROTECTION OF LENDERS

         Section 11.01 SUBORDINATION. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant's obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant's right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of such ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior to subsequent to the date of such ground lease, deed of trust or mortgage or the date of recording thereof.

         Section 11.02 ATTORNMENT. If Landlord's interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest, provided that Tenant's right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default.

         Section 11.03 SIGNING OF DOCUMENTS. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) business days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

         Section 11.04 ESTOPPEL CERTIFICATES.

                  (a) Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated;
         (iii) the last date of payment of the Base Rent and Additional Rent and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten
         (10) business days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property, who may rely conclusively upon such statement as true and correct.

                  (b) If Tenant does not deliver such statement to Landlord within such ten business day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms or provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one

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         month's Base Rent or Additional Rent have been paid in advance; and
         (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

         Section 11.05 TENANT'S FINANCIAL CONDITION. Tenant hereby warrants, represents, and agrees that it has the financial ability to perform all obligations and covenants hereunder. Tenant shall, if requested by Landlord, provide reasonable current financial statements to be provided to prospective lenders or purchasers to facilitate the financing, refinancing or sale of the Property. Tenant represents and warrants to Landlord that each such financial statement will be a true and accurate statement as of the date thereof.

ARTICLE TWELVE:   LEGAL COSTS

         Section 12.01 LEGAL PROCEEDINGS. If Tenant or Landlord shall be adjudged to be in breach or default under this Lease, and, if in any action for breach of or to enforce the provisions of this Lease, the court in such action awards to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, the losing party in such action shall pay such reasonable attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability that Landlord may incur if Landlord becomes or is made a party to any claim or action which is: (a) instituted by Tenant against any third party, or by any third party against Tenant for matters unrelated to the Property, or by or against any person, other than Landlord, holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant; (c) otherwise arising out of or resulting from any act or transaction of Tenant; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord.

         Section 12.02 LANDLORD'S CONSENT. Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

         Section 13.01 LANDLORD'S LIABILITY; CERTAIN DUTIES.

                  (a) As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Tenant shall be notified within 30 days of any change in Landlord. Each Landlord is obligated to perform the obligations of Landlord under the Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

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                  (b)      Tenant shall give written notice of any failure by
         Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address has been furnished to Tenant in writing. Notwithstanding the preceding sentence, Tenant's notice to Landlord shall be sufficient, and Tenant's failure to give notice to all parties listed in the preceding sentence due to unavailability of such names and addresses to Tenant shall not impair or invalidate such notice. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant's notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such 30-day period and thereafter diligently pursued to completion.

                  (c) Notwithstanding any term of provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord's interest in the Property, and neither the Landlord nor its partners, shareholders, officers, members, managers or other principals shall have any personal liability under this Lease.

         Section 13.02 SEVERABILITY. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

         Section 13.03 INTERPRETATION. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the others.

         Section 13.04 INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS. This Lease is the final agreement between the parties pertaining to the lease of the Premises and supersedes all prior negotiations and agreements relating thereto. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

         Section 13.05 NOTICES. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that upon Tenant's taking possession of the Premises, the Premises shall be Tenant's address for notice purposes, with a copy of all such notices to be sent simultaneously to the following address: Emulex Corporation, 3535 Harbor Boulevard, Costa Mesa, CA 92626, Attention: Contracts Administration. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

         Section 13.06 WAIVERS. All waivers must be in writing and signed by the waiving party. Either party's failure to enforce any provision of this Lease, or Landlord's acceptance of Rent, shall not be a waiver and shall not prevent such party from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

         Section 13.07 NO RECORDATION. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "Short Form"

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memorandum of this Lease executed by both parties be recorded. The party requesting such recording shall pay all transfer taxes and recording fees.

         Section 13.08 BINDING EFFECT; CHOICE OF LAW. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of Colorado shall govern this Lease, and the exclusive venue for any action relating to this Lease shall be in Colorado.

         Section 13.09 CORPORATE, COMPANY OR PARTNERSHIP AUTHORITY. If Tenant is an entity, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation, company or partnership, as the case may be. If Landlord so requests, Tenant shall promptly deliver to Landlord written evidence of such authority, in form and substance reasonably acceptable to Landlord.

         Section 13.11 FORCE MAJEURE. If either party cannot perform any of its obligations due to events beyond its control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond a party's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

         Section 13.12 EXECUTION OF LEASE. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

ARTICLE FOURTEEN: RIGHT OF REFUSAL.

         If, at any time during the Lease Term, Landlord receives a bona fide acceptable offer from any third party to lease space adjacent to the Premises in the Building, Landlord shall promptly provide to Tenant a written summary of the terms of such offer (including all Landlord concessions). Subject to any prior rights of other tenants in the Project, Tenant shall have the right, exercisable by written notice to that effect delivered to Landlord within five business days after receipt of the summary of terms, to elect to lease all (but not less than all) of the space which is the subject of the offer on the terms set forth in the summary. If Tenant declines to lease such space, or does not respond to such notice within the five business day period, Landlord may proceed to lease such space to such third party substantially on the terms set forth in such summary, free of any rights of Tenant. The right of refusal granted to Tenant in this Article Fourteen shall continue if Landlord does not lease the affected space to a third party, and shall be reinstated during the Lease Term from time to time as any lease of the affected space expires.

ARTICLE FIFTEEN:  BROKERS

         Tenant warrants that Tenant has had no dealings with any real estate broker or agents in connection with the negotiation of this Lease other than the brokers identified in Section 1.08 above, and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.

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         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in Section 1.01 above.

                                         LANDLORD:

                                         LM VENTURE, LLC,
                                         a Delaware limited liability company

                                         By WWG LONGMONT DEVELOPMENT, LLC,
                                            a Colorado limited liability company
                                            Manager

                                            By /s/ Robert C. Goltermann
                                               ------------------------

                                         TENANT:

                                         EMULEX CORPORATION,
                                         a California corporation

                                            By /s/ Paul F. Folino
                                               -------------------

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                                    EXHIBIT A

                              PRELIMINARY SITE PLAN

Depiction of preliminary site plan

                                    EXHIBIT B

                                LEGAL DESCRIPTION

Lots 1 - 3, Block 1
CREEKSIDE BUSINESS PART FILING NO. 1
County of Boulder,
State of Colorado

                                       23

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                                    EXHIBIT C

                                 LANDLORD'S WORK

         Landlord's work shall include construction of a shell building together with on-site landscaping and parking, including the following:

                  1. Masonry insulated exterior walls, grey tinted insulated store front system, steel bar joist metal deck roof framing with ballasted 45 ml. EPDM roof over R-19 roof insulation. Slab on grade is 5" reinforced concrete.

                  2. Six-inch (6") sanitary sewer line within Tenant's Premises ready for Tenant connection.

                  3. Domestic water service to the Building is 1" meter with 1-1/2" line run to bar joists within the Premises.

                  4. Electrical service to the Building is a 4,000 amp bussed gutter system, of which 400 amps is available for distribution to the Premises.

                  5.       Fire alarm control panel for Tenant connection.

                  6. Fire protection sprinkler system designed to meet ordinary hazard coverage. Any alterations to the base system shall be the responsibility of Tenant.

                  7. Base exterior building lighting (includes no interior lighting for the Building).

                  8. One ton HVAC per 350 square feet of the Premises mounted on roof and stubbed through the roof structure but not distributed.

                  9. All exterior site work required by the development plan approved by applicable governmental authorities, including landscaping, parking lot and sidewalks.

                  10.      One single storefront door

                  11.      Demising wall for Premises.

All additional work on the Premises, including distribution of electrical and HVAC, shall be at Tenant's expense (except to the extent covered by the Tenant Allowance).